Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 1, 2013 with respect to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Catalyst Pharmaceutical Partners, Inc., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Miami, Florida

November 15, 2013